Exhibit 10.23(b)

AMENDMENT NO. 1 TO TERM LOAN AGREEMENT

THIS AMENDMENT NO. 1 to Term Loan Agreement, dated as of March 24, 2016 (this “Amendment”) is made among ViewRay Technologies, Inc., a Delaware corporation (formerly known as ViewRay Incorporated) (“Borrower”) and the lenders listed on the signature pages hereof under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”), with respect to the Loan Agreement referred to below.

RECITALS

WHEREAS, the Borrower and the Lenders are parties to a Term Loan Agreement, dated as of June 26, 2015 (the “Loan Agreement”).

WHEREAS, the parties hereto desire to amend the Loan Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1.Definitions; Interpretation.

(a)Terms Defined in Loan Agreement.  All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b)Interpretation.  The rules of interpretation set forth in Section 1.03 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2.Amendment of Loan Agreement.  Subject to Section 3, the Loan Agreement is hereby amended as follows:

(a)The definition of “Commitment Period” in Section 1.01 of the Loan Agreement is hereby amended and restated as follows:

““Commitment Period” means the period from and including the first date on which all of the conditions precedent set forth in Section 6.01 have been satisfied (or waived by the Lenders) and through and including March 29, 2017.”

(b)The lead-in to Section 6.02 shall be amended and restated as follows:

“6.02Conditions to Second (and Related Third) Borrowings. The obligation of each Lender to make a Loan or Loans as part of a second or a related third Borrowing is subject to the following conditions precedent:”

(c)Section 6.02(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)Borrowing Date. Such second or third Borrowing shall occur on or prior to August 29, 2016.”

(d)Section 6.02(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b)Amount of Borrowing(s). The amount of such Borrowing(s) under this Section 6.02 shall be at Borrower’s option and shall be up to $15,000,000 in aggregate but not less than $10,000,000 and may be made in one or two advances.  The first advance under this Section 6.02 shall be deemed the “Second Borrowing” and must be at least $10,000,000.  If two advances are made under this Section 6.02, the third advance shall be deemed the “Third Borrowing” hereunder and must be $5,000,000.”

(e)Section 6.02(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c)Borrowing Milestone. Borrower shall have achieved minimum Revenue from the sale of the Product of at least $15,000,000 during any consecutive twelve (12) month period, provided that Borrower shall have achieved such Borrowing milestone relating to minimum Revenue no later than March 31, 2016.”

(f)Section 6.02(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

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Exhibit 10.23(b)

“(d)Notice of Milestone Achievement and Audit. Borrower shall have delivered to the Lenders a notice certifying satisfaction of the conditions set forth in Section 6.02(c) no later than 120 calendar days thereafter, and the Lenders shall have been reasonably satisfied with the evidence of such achievement and with the results of its audit of Borrower’s Revenue by examining Borrower’s books and records.”

(g)Section 6.02(e) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(e)Notice of Borrowing. A Notice of Borrowing for one or two advances up to the amount permitted under Section 6.02(b) shall have been received no later than 120 calendar days after satisfaction of the condition set forth in Section 6.02(c).”

(h)Section 6.03 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“6.03Conditions to Subsequent Borrowing(s). The obligation of each Lender to make a Loan or Loans as part of a Borrowing or Borrowings subsequent to the Loan or Loans made under Section 6.02 is subject to the following conditions precedent:

(a) Borrowing Date. Such Borrowing(s) shall occur on or prior to March 29, 2017.

(b) Amount of Borrowing(s). The aggregate amount of such Borrowing(s) shall be $20,000,000 minus the aggregate amount drawn under the Borrowing(s) pursuant to Section 6.02.  If only $10,000,000 has been advanced pursuant to Section 6.02 in the aggregate, Borrower may make up to two draws under this Section 6.03 of $5,000,000 each.  If $15,000,000 has been advanced pursuant to Section 6.02 in the aggregate, Borrower may make only one draw under this Section 6.03 of $5,000,000.  Each draw hereunder shall be deemed a “Borrowing”.

(c) Second Borrowing. An advance of at least $10,000,000 has occurred pursuant to Section 6.02 as the Second Borrowing.

(d) Borrowing Milestone. Borrower shall have (i) achieved minimum Revenue from the sale of the Product of at least $25,000,000 during any consecutive twelve (12) month period, provided that Borrower shall have achieved such Borrowing milestone relating to minimum Revenue no later than December 31, 2016, and (ii) executed the first contract, by no later than December 31, 2016, for commercial sales of Borrower’s first next generation LINAC unit (Prometheus).

(e) Notice of Milestone Achievement and Audit. Borrower shall have delivered to the Lenders a notice certifying satisfaction of the conditions set forth in Section 6.03(d) no later than 60 calendar days thereafter, and the Lenders shall have been reasonably satisfied with the evidence of such achievement and with the results of its audit of Borrower’s Revenue by examining Borrower’s books and records.

(f) Notice of Borrowing. A Notice of Borrowing shall have been received no later than 60 calendar days after satisfaction of the condition set forth in Section 6.03(d).”

(i)Section 10.02(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)during the twenty-four month period beginning on January 1, 2015, of at least

$30,000,000;”

SECTION 3.Conditions of Effectiveness.  The effectiveness of Section 2 shall be subject to the following conditions precedent:

(a)Borrower shall have paid or reimbursed Lenders for Lenders’ reasonable out of pocket costs and expenses incurred in connection with this Amendment, including Lenders’ reasonable out of pocket legal fees and costs, pursuant to Section 12.03(a)(i)(z) of the Loan Agreement.

(b)The representations and warranties in Section 4 shall be true and correct on the date hereof.

SECTION 4.Representations and Warranties; Reaffirmation.

(a)Borrower hereby represents and warrants to each Lender as follows:

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Exhibit 10.23(b)

(i)Borrower has full power, authority and legal right to make and perform this Amendment.  This Amendment is within Borrower’s corporate powers and has been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.  This Amendment has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  This Amendment (x) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for such as have been obtained or made and are in full force and effect, (y) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of Borrower and its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (z) will not violate or result in an event of default under any material indenture, agreement or other instrument binding upon Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person.

(ii)No Default has occurred or is continuing or will result after giving effect to this Amendment.

(iii)The representations and warranties made by or with respect to Borrower in Section 7 of the Loan Agreement are true in all material respects (taking into account any changes made to schedules updated in accordance with Section 7.20 of the Loan Agreement or attached hereto), except that such representations and warranties that refer to a specific earlier date were true in all material respects on such earlier date.

(iv)There has been no Material Adverse Effect since the date of the Loan Agreement.

(b)Borrower hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents to which it is a party remain in full force and effect, undiminished by this Amendment, except as expressly provided herein and in that certain Amendment No. 1 to Fee Letter dated as of the date hereof.  By executing this Amendment, Borrower acknowledges that it has read, consulted with its attorneys regarding, and understands, this Amendment.

SECTION 5.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(b)Submission to Jurisdiction.  Borrower agrees that any suit, action or proceeding with respect to this Amendment or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.  This Section 5 is for the benefit of the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction.  To the extent allowed by applicable Laws, the Lenders may take concurrent proceedings in any number of jurisdictions.

(c)Waiver of Jury Trial.  Borrower and each Lender hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any suit, action or proceeding arising out of or relating to this Amendment, the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 6.Miscellaneous.

(a)No Waiver.  Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties.  Except as expressly stated herein, the Lenders reserve all rights, privileges and remedies under the Loan Documents.  Except as amended hereby and by that certain Amendment No. 1 to Fee Letter dated as of the date hereof, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect.  All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended hereby.

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Exhibit 10.23(b)

(b)Severability.  In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(c)Headings.  Headings and captions used in this Amendment (including the Exhibits, Schedules and Annexes hereto, if any) are included for convenience of reference only and shall not be given any substantive effect.

(d)Integration.  This Amendment constitutes a Loan Document and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(e)Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

(f)Controlling Provisions.  In the event of any inconsistencies between the provisions of this Amendment and the provisions of any other Loan Document, the provisions of this Amendment shall govern and prevail.  Except as expressly modified by this Amendment and by that certain Amendment No. 1 to Fee Letter dated as of the date hereof, the Loan Documents shall not be modified and shall remain in full force and effect.

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Exhibit 10.23(b)

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER:

VIEWRAY TECHNOLOGIES, INC.

By:	/s/ David Chandler
Name:	David Chandler
Title:	Chief Financial Officer

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Exhibit 10.23(b)

LENDERS:

CAPITAL ROYALTY PARTNERS II L.P.

By CAPITAL ROYALTY PARTNERS II GP L.P., its General Partner

By CAPITAL ROYALTY PARTNERS II GP LLC, its General Partner

By:	/s/ Nathan Hukill_________________________________
Name:	Nathan Hukill
Title:	Authorized Signatory

CAPITAL ROYALTY PARTNERS II (CAYMAN) L.P.

By CAPITAL ROYALTY PARTNERS II (CAYMAN) GP L.P., its General Partner

By CAPITAL ROYALTY PARTNERS II (CAYMAN) GP LLC, its General Partner

By:	/s/ Nathan Hukill_________________________________
Name:	Nathan Hukill
Title:	Authorized Signatory

Witness:	/s/ Nicole Nesson______________________________
Name:	Nicole Nesson

PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II L.P.

By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP L.P., its General Partner

By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP LLC, its General Partner

By:	/s/ Nathan Hukill_________________________________
Name:	Nathan Hukill
Title:	Authorized Signatory

CRG Issuer 2015-1

By CRG Servicing LLC, as Administrator

By:	/s/ Nathan Hukill_________________________________
Name:	Nathan Hukill
Title:	President

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